                    STOCKHOLDER TENDER AND OPTION AGREEMENT

                                  by and among

                            GROVE ACQUISITION CORP.,

                            SEARS, ROEBUCK AND CO.,

                  ORCHARD SUPPLY HARDWARE STORES CORPORATION,

                          FS EQUITY PARTNERS II, L.P.,

                          FS EQUITY PARTNERS III, L.P.

                                      and

                     FS EQUITY PARTNERS INTERNATIONAL, L.P.

                          Dated as of August 14, 1996

                    STOCKHOLDER TENDER AND OPTION AGREEMENT


          STOCKHOLDER TENDER AND OPTION AGREEMENT, dated as of August 14, 1996 (this "Agreement"), by and among Grove Acquisition Corp., a Delaware corporation ("Purchaser"), Sears, Roebuck and Co., a New York corporation ("Parent"), Orchard Supply Hardware Stores Corporation, a Delaware corporation (the "Company"), FS Equity Partners II, L.P., a California limited partnership ("FS II"), FS Equity Partners III, L.P., a Delaware limited partnership ("FS III"), and FS Equity Partners International, L.P., a Delaware limited partnership ("FS International"). FS II, FS III and FS International are referred to herein collectively as "Stockholders" and individually as a "Stockholder."

          WHEREAS, each Stockholder is the owner of the number of shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company set forth opposite its name on Exhibit A hereto (the "Shares") and/or the number of shares of the Company's 6% Cumulative Convertible Preferred Stock, $.01 par value per share (the "Preferred Stock"), set forth opposite its name on Exhibit A hereto (the "Preferred Shares"); and

          WHEREAS, the Parent, the Purchaser and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the "Merger Agreement"), which provides, among other things, that, upon the terms and subject to the conditions therein, Purchaser will make a cash tender offer (the "Offer") for all of the outstanding shares of Common Stock and will merge with the Company (the "Merger"); and

          WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, Purchaser has requested that the Stockholders agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Stockholders have agreed, to enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

I. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder represents and warrants to the Purchaser and the Parent as follows:

          (a) Such Stockholder is the sole record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which meaning will apply for all purposes of this Agreement) of, and has good title to, all of the Shares and the Preferred Shares set forth opposite its name on Exhibit A hereto, and there exist no liens, claims, security interests, options, proxies, voting agreements, charges or encumbrances of whatever nature, except for restrictions applicable thereto under federal and state securities laws ("Liens") affecting the Shares and the Preferred Shares.

          (b) Upon transfer to the Purchaser or the Parent, as the case may be, by such Stockholder of the Shares hereunder, Purchaser will have good title to the Shares, free and clear of all Liens.

          (c) The Shares and the Preferred Shares constitute all of the securities (as defined in Section 3(10) of the Exchange Act, which definition will apply for all purposes of this Agreement) of the Company beneficially owned, directly or indirectly, by such Stockholder (including any securities beneficially owned by any of its affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act, which definition will apply for all purposes of this Agreement) as to which such Stockholder has voting or investment power).

          (d) Except for the Shares and the Preferred Shares, such Stockholder does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is such Stockholder subject to any contract, commitment, arrangement, understanding or relationship (whether or not legally enforceable) that allows or obligates him to vote or acquire any securities of the Company.

          (e) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any Lien on any Shares or the Preferred Shares under, (i) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder is bound or (ii) any judgment, writ, decree, order or ruling applicable to such Stockholder.

          (f) Such Stockholder has full partnership power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by such Stockholder, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other actions on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the Purchaser, constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (g) Neither the execution and delivery of this Agreement nor the performance by such Stockholder of its obligations hereunder will violate any law, decree, statute, rule or regulation applicable to such Stockholder or require any consent, authorization or approval of, filing with or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") or the federal securities laws.

          1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Purchaser and the Parent as follows:

          (a) The Company is duly organized and validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to execute and deliver this Agreement and the Amended Registration Rights Agreement (as defined below) and to consummate the transactions contemplated hereby and thereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Amended Registration Rights Agreement. Each of this Agreement and the Amended Registration Rights Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (b) The execution and delivery of the Amended Registration Rights Agreement by the Company does not, and the performance by the Company of its obligations thereunder will not, constitute a violation of, conflict with, or result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, its certificate of incorporation or bylaws or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Company is a party or by which the Company is bound or any judgment, writ, decree, order or ruling applicable to the Company.

          (c) Neither the execution and delivery of the Amended Registration Rights Agreement nor the performance by the Company of its obligations thereunder will violate any order, writ, injunction, judgment, law, decree, statute, rule or regulation applicable to the Company or require any consent, authorization or approval of, filing with, or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the HSR Act or the federal securities laws.

          2. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Stockholders as follows:

          (a) Purchaser is duly organized and validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (b) The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of its obligations hereunder will not, constitute a violation of, conflict with, or result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, its certificate of incorporation or bylaws or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Purchaser is a party or by which Purchaser is bound or any judgment, writ, decree, order or ruling applicable to Purchaser.

          (c) Neither the execution and delivery of this Agreement nor the performance by Purchaser of its obligations hereunder will violate any order, writ, injunction, judgment, law, decree, statute, rule or regulation applicable to Purchaser or require any consent, authorization or approval of, filing with, or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the HSR Act or the federal securities laws.

          3. CONVERSION OF PREFERRED SHARES. In connection with the Offer, each Stockholder will convert the Preferred Shares into shares of Common Stock in accordance with the certificate of designation with respect to such Preferred Shares. Such conversion may be effected by delivery of the certificates representing such Preferred Shares to the Depository for the Offer, together with an irrevocable notice or election directing that the Preferred Shares be converted into Shares of Common Stock immediately prior to acceptance of the Shares for purchase by Purchaser in the Offer or such other mechanism reasonably acceptable to the Stockholders and the Parent. All shares of Common Stock acquired by each Stockholder upon conversion of Preferred Shares shall be deemed Shares and included in the Shares subject to this Agreement. In the event that the Offer is consummated (i) on or after September 1, 1996 but not later than September 15, 1996 or (ii) on or after December 1, 1996 but not later than December 15, 1996, the Parent shall pay to each Stockholder cash equal to the amount of the dividend which otherwise would be paid on September 15, 1996 or December 15, 1996, as the case may be, on any Preferred Shares owned of record by such Stockholder on the preceding September 1 or December 1, as the case may be.

          4.   TENDER OF SHARES.

          (a) Each Stockholder will tender and sell (and not withdraw) pursuant to and in accordance with the terms of the Offer all of the Shares. Upon the purchase of all the Shares pursuant to the Offer in accordance with this Section 5, this Agreement will terminate. Each Stockholder will receive the same price per Share received by other stockholders of the Company in the Offer. In the event that, notwithstanding the provisions of the first sentence of this Section 5, any Shares are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Shares will remain subject to the terms of this Agreement. Each

Stockholder acknowledges that Purchaser's obligation to accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer. On the date the Shares are accepted for payment and purchased by Purchaser pursuant to the Offer or on the date the Stock Option is exercised by Parent, Purchaser or Parent, as the case may be, shall make payment by wire transfer to each Stockholder of the purchase price for such Shares.

          (b) Each Stockholder hereby agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents (as such term is defined in the Merger Agreement) and, if approval of the stockholders of the Company is required under applicable law, the Proxy Statement (as such term is defined in the Merger Agreement, including all documents and schedules filed with the SEC), its identity and ownership of Common Stock and Preferred Stock and the nature of its commitments, arrangements and understandings under this Agreement.

          5.   OPTION TO PURCHASE.

          (a) Each Stockholder hereby grants to Parent, subject to the terms and conditions hereof, an irrevocable option (the "Stock Option") (a) to purchase the Shares at a purchase price per share equal to $35.00 and (b) to purchase the Preferred Shares at a purchase price per share equal to $56.00 (collectively, the "Option Shares"). In the event that (i) the Company terminates the Merger Agreement pursuant to Section 9.01(e)(ii) of the Merger Agreement or in the event the Parent and the Purchaser terminate the Merger Agreement pursuant to
Section 9.01(f)(iii) of the Merger Agreement, or (ii) the Offer is consummated, the Stock Option shall, in any such case, become immediately exercisable, in whole only, upon the first to occur of any such event and remain exercisable, in whole only, until the date which is 60 days after the date of the occurrence of such event (except in the case of clause (ii) above, in which case the Stock Option shall be exercised in full by Parent immediately with the purchase price per Share paid in the Offer (with the purchase price for the Preferred Shares adjusted to an as converted basis, if appropriate) to be paid on the same business day to the Stockholders by wire transfer), but shall not be exercisable in each case unless: (x) all waiting periods under the HSR Act required for the purchase of Shares and Preferred Shares upon such exercise shall have expired or been waived, with Parent hereby agreeing to use its best efforts to promptly cause such waiting period to be terminated, and with the HSR Act filing for the Offer and Merger also covering full exercise of this Stock Option and (y) there shall not then be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the exercise of the Stock Option pursuant to this Agreement, provided that if such injunction or other order has become final and nonappealable, the Stock Option shall terminate; and provided further, that if the Stock Option is not exercisable because the circumstances described in clauses (x) and (y) do not exist, then the Stock Option shall be exercisable for the 10-day period commencing on the date that the circumstances set forth in clauses (x) and (y) do exist. In the event that Parent wishes to exercise the Stock Option, Parent shall send a written notice to the Stockholder identifying the place for the closing of such purchase at least three business days prior to such closing.

          (b) If Parent exercises the Stock Option pursuant to clause (i) of paragraph (a) of this Section 6 and, within one year following the termination of the Merger

Agreement in accordance with its terms, Parent shall (i) transfer, sell or otherwise dispose of any or all of the Option Shares, including without limitation, by means of tender or exchange of any or all of the Option Shares pursuant to a tender or exchange offer involving the capital stock of the Company (a "Disposition"), provided that any conversion of the Preferred Shares into Common Stock in accordance with their terms shall not constitute a Disposition, (ii) convert such Option Shares into or receive cash, capital stock, other securities or any other consideration in or as a result of a Third Party Acquisition (as such term is defined in the Merger Agreement) or (iii) alone or as part of a syndicate or group, other than pursuant to the Merger Agreement, (x) acquires the Company by merger or otherwise, (y) acquires more than 50% of the assets of the Company and its subsidiaries, taken as a whole, or
(z) acquires 50% or more of the Shares (assuming the conversion of all outstanding Preferred Shares in accordance with their terms), Parent shall pay to the Stockholders within five days thereafter the amount equal to the Profit (as defined below) Parent shall receive, if any, pursuant to a Disposition or Third Party Acquisition or the Spread (as defined below) in the case of a transaction described in clause (iii) above. "Profit", for purposes of this Agreement, shall equal (i) the product of (a) the number of Option Shares Parent transfers, sells, tenders, exchanges or otherwise disposes of pursuant to a Disposition or a Third Party Acquisition times (b) the amount of the per share consideration received by Parent pursuant to such Disposition or Third Party Acquisition (valuing any non-cash consideration at its fair market value on the date of such consummation) in excess of the purchase price of such Option Shares set forth in paragraph (a) of this Section 6 (adjusted to reflect the conversion of the Preferred Shares, if appropriate). "Spread", for purposes of this Agreement, shall equal the product of (a) the aggregate number of Option Shares times (b) the amount of the highest per share price paid by the Parent to other stockholders of the Company in a transaction described in clause (iii) above (valuing any non-cash consideration at its fair market value on the date of such consummation) in excess of the purchase price of such Option Shares set forth in paragraph (a) of this Section 6 (adjusted to reflect the conversion of the Preferred Shares, if appropriate). For purposes hereof, the fair market value of any non-cash consideration shall be the closing price or the last sale price, or, in case no such sale takes place on the day of consummation of such Disposition, Third Party Acquisition or other transaction described in clause
(iii) above, the average of the closing bid and asked prices, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which such consideration is listed or admitted to trading or, if such consideration is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, if not so determinable, the fair value of such consideration on such date shall be determined in good faith by the Board of Directors of Parent.

          6. TRANSFER OF THE SHARES. During the term of this Agreement, except as otherwise provided herein, no Stockholder will (a) offer to sell, sell, pledge or otherwise dispose of or transfer (except by operation of law in a merger or business combination of the Company with or into any other entity or entities) any interest in or encumber with any Lien any of the Shares or Preferred Shares, (b) acquire any shares of Common Stock, Preferred Stock or other securities of the Company (otherwise than pursuant to Section 4 or 5 or in connection with a transaction of the type described in Section 12 and any such additional shares or securities will be deemed Shares and included in the Shares subject to this Agreement), (c) deposit the Shares into a voting trust, enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect to the Shares, or (d) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment or other disposition of or transfer of any interest in or the voting of any shares of Common Stock or any other securities of the Company.

          7. NO SOLICITATION. Beginning on the date hereof and ending on the earlier of termination of this Agreement or the last date the Stock Option is exercisable pursuant to Section 6(a) hereof, no Stockholder shall, in its capacity as such, directly or indirectly, initiate, solicit (including by way of furnishing information), encourage or respond to or take any other action knowingly to facilitate, any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) with respect to the Company that constitutes or reasonably may be expected to lead to, an Acquisition Proposal (as such term is defined in the Merger Agreement), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or authorize or permit any Person or entity acting on behalf of such Stockholder to do any of the foregoing, provided that the foregoing shall not be construed to limit or restrict a director of the Company from performing his or her fiduciary duties as a director. If a Stockholder receives any inquiry or proposal regarding any Acquisition Proposal, such Stockholder shall promptly inform Parent of that inquiry or proposal and the details thereof.

          8. WAIVER OF APPRAISAL RIGHTS. Each Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

          9. VOTING OF SHARES. Beginning on the date hereof and ending on the earlier of termination of this Agreement or the last date the Stock Option is exercisable pursuant to Section 6(a) hereof, each Stockholder hereby agrees to vote each Share at any annual, special or adjourned meeting of the stockholders of the Company or execute a written consent in lieu thereof (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption thereof; (b) against any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement; and (c) against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or one of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (iii) (A) any change in a majority of the persons who constitute the board of directors of the Company as of the date hereof, except as contemplated by the Merger Agreement; (B) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws, as amended to date; (C) any other material change in the Company's corporate structure or business; or (D) any other action which, in the case of each of the matters referred to in clauses (iii)(A),

(B), (C) and (D), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by this Agreement and the Merger Agreement.

          10. ENFORCEMENT OF THE AGREEMENT. Each Stockholder acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

          11. ADJUSTMENTS. The number and type of securities subject to this Agreement will be appropriately adjusted in the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares or the like or any other action that would have the effect of changing the Stockholders' ownership of the Company's capital stock or other securities.

          12. TERMINATION. This Agreement will terminate on the earliest of (a) the date the Merger Agreement is terminated in accordance with its terms; provided, however, that the provisions of Sections 6 and 7 shall not terminate until 60 days thereafter (or such later time as permitted by this Agreement) if the Merger Agreement was terminated pursuant to Section 9.01(e)(ii) or 9.01(f)(iii), (b) the purchase of all the Shares pursuant to the Offer in accordance with Section 5, and (c) February 15, 1997; provided, however, that if the Stock Option is exercised, the provisions of Section 16 shall survive any termination of this Agreement.

          13. EFFECTIVENESS. This Agreement shall not be effective unless and until it shall have been approved by the Company's Board of Directors.

          14. BROKERAGE. Purchaser and each Stockholder represent and warrant to the other that the negotiations relevant to this Agreement have been carried on by Purchaser, on the one hand, and such Stockholder, on the other hand, directly with the other, and that there are no claims for finder's fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby. Purchaser, on the one hand, and each Stockholder, on the other hand, will indemnify and hold harmless the other from and against any and all claims or liabilities for finder's fees or brokerage commissions or other like payments incurred by reason of action taken by him, it or any of them, as the case may be.

          15. REGISTRATION RIGHTS. The Company, FS III and FS International hereby amend the Registration Rights Agreement dated as of December 29, 1993, as supplemented or amended to the date of this Agreement, by and among the Company, FS III and FS International, a copy of which is attached as Exhibit A hereto (the "Registration Rights Agreement" and, as amended pursuant to this Section 16, the "Amended Registration Rights Agreement") as follows:

          (a) The definition of "Restricted Securities" on page 2 of the Registration Rights Agreement is hereby amended effective upon exercise of the Stock Option to include the shares of Common Stock of the Company owned by FS II.

          (b) FS II is added as an additional party to the Registration Rights Agreement for purposes of making the assignment of its rights thereunder to Parent pursuant to this Section 16.

          (c) Section 3 of the Registration Rights Agreement is hereby amended effective upon exercise of the Stock Option to provide that all holders of Restricted Securities shall be limited to two requests for registration of Restricted Securities pursuant to Section 3(a) of the Registration Rights Agreement.

The Stockholders hereby assign all of their rights under the Amended Registration Rights Agreement to the Parent, such assignment to be effective upon the Parent's exercise of the Stock Option pursuant hereto.

          16.  MISCELLANEOUS.

          (a) All representations and warranties contained herein will survive for one year after the termination hereof.

          (b) Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. No such waiver, amendment or supplement will be effective unless in a writing and is signed by the party or parties sought to be bound thereby. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          (c) This Agreement contains the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements among the parties with respect to such matters. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the delivery of a written agreement executed by the parties hereto.

          (d) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in that state. Each party hereto hereby (i) irrevocably and unconditionally submits in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the state and federal courts in the state of Delaware, and appellate courts from any thereof and (ii) consents that any action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

          (e) The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

          (f) All notices and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          If to a Stockholder to the address set forth beneath such Stockholder's name on Exhibit A hereto.

          If to the Purchaser or Parent to:

               Grove Acquisition Corp.
               Sears, Roebuck and Co.
               3333 Beverly Road
               Hoffman Estates, Illinois  60179
               Attention:  General Counsel
               Telecopier:  (847) 286-6544


               with a copy to:

               Latham & Watkins
               Sears Tower, Suite 5800
               233 South Wacker Drive
               Chicago, Illinois  60606
               Attention:    Marc D. Bassewitz, Esq.
               Telecopier:   (312) 993-9767

          If to the Company to:

               Orchard Supply Hardware Stores Corporation
               6450 Via Del Oro
               San Jose, California  95119
               Attention:    Mayard Jenkins,
                             President and Chief Executive Officer
               Telecopier:   (408) 629-7174

               with a copy to:

               Riordan & McKinzie
               300 South Grand Avenue, 29th Floor

               Los Angeles, California  90071
               Attention:  Richard Welch, Esq.
               Telecopier:  (213) 229-8550

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

          (g) This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one agreement.

          (h) This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties hereto without the prior written consent of the other parties, except that (i) Purchaser will have the right to assign to Parent or any other direct or indirect wholly owned subsidiary of Parent any and all rights and obligations of Purchaser under this Agreement, including the right to purchase Shares tendered by the Stockholders pursuant to the terms hereof and the Offer, provided that any such assignment will not relieve Purchaser from any of its obligations hereunder and (ii) Parent will have the right to assign to Purchaser or any other direct or indirect wholly owned subsidiary of Parent any and all rights and obligations of Parent under this Agreement, including the right to purchase Shares and Preferred Shares held by the Stockholders pursuant to the terms hereof, provided that any such assignment will not relieve Parent from any of its obligations hereunder.

          (i) If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

          (j) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

GROVE ACQUISITION CORP.           STOCKHOLDERS:

                                  FS EQUITY PARTNERS II, L.P.

By: __________________________    By:   Freeman, Spogli & Co.
Name: ________________________    Its:  General Partner
Title: _______________________
                                        By:   ___________________________
                                        Name: ___________________________
                                        Title: __________________________


SEARS, ROEBUCK AND CO.            FS EQUITY PARTNERS III, L.P.

                                  By:   FS Capital Partners, L.P.
                                  Its:  General Partner
By:  _________________________
Name: ________________________          By:   FS Holdings, Inc.
Title: _______________________          Its:  General Partner

                                             By: ________________________
                                             Name: ______________________
                                             Title:______________________

ORCHARD SUPPLY HARDWARE           FS EQUITY PARTNERS INTERNATIONAL, L.P.
 STORES CORPORATION
                                  By:   FS & Co. International, L.P.
                                  Its:  General Partner

By:  _________________________          By:   FS International Holdings Limited
Name:  _______________________          Its:  General Partner
Title:  ______________________

                                               By: ______________________
                                               Name: ____________________
                                               Title: ___________________

                                   EXHIBIT A

                                            Number of Shares         Number of Shares
Stockholder                               of Common Stock Owned  of Preferred Stock Owned
- -----------                               ---------------------  ------------------------
FS Equity Partners II, L.P.                     324,043                  0
1110 Santa Monica Boulevard
Suite 1900
Los Angeles, California  90025
Attention:   William Wardlaw
Telecopier:  (310) 444-1870

FS Equity Partners, III, L.P.                      0                  772,135
1110 Santa Monica Boulevard
Suite 1900
Los Angeles, California  90025
Attention:   William Wardlaw
Telecopier:  (310) 444-1870

FS Equity Partners International, L.P.             0                   27,865
1110 Santa Monica Boulevard
Suite 1900
Los Angeles, California  90025
Attention:   William Wardlaw
Telecopier:  (310) 444-1870